UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2026

Commission File Number 000-18730

DARKPULSE, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	87-0472109
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2325 E Camelback Rd, Suite 400, Phoenix, AZ 85016

(Address of principal executive offices)

800-436-1436

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 7, 2026, DarkPulse, Inc., a Delaware corporation (the “Company”), entered into an Exclusive Patent License Agreement (Agreement No. NLICENSE-NAWCWDCL-26-027) (the “License Agreement”) with the United States of America, as represented by the Secretary of the Navy, acting through the Naval Air Warfare Center Weapons Division (“NAWCWD”). Pursuant to the License Agreement, NAWCWD granted the Company an exclusive, United States-only license to practice inventions claimed in U.S. Patent Nos. 10,031,215 B1 (“Pulse timer providing accuracy in spatially local dimensioning and visualization”), 7,312,855 B1, and 7,948,610 B2 (the latter two each titled “Combined coherent and incoherent imaging LADAR”) (collectively, the “Licensed Patents”), continuing until expiration of the Licensed Patents unless sooner modified or terminated.

The material terms of the License Agreement include: (i) a nonrefundable upfront licensing fee of $15,000; (ii) a running royalty of 5% of net sales of royalty-bearing products in the United States, excluding sales to U.S. Government agencies or for known U.S. Government end use; (iii) minimum annual royalties commencing three (3) years after the effective date, escalating from $10,000 to $15,000 to $20,000 per year, payable in advance and nonrefundable, with automatic termination upon non-payment; (iv) an obligation to bring the Licensed Patents to practical application within four (4) years of the effective date and to manufacture products substantially in the United States; (v) sublicensing only with NAWCWD’s prior written consent, with sublicense income shared equally with NAWCWD; and (vi) NAWCWD’s right to terminate for cause upon thirty (30) days’ written notice, including for failure to execute the Company’s commercialization plan. The license is further subject to the irrevocable, royalty-free right of the United States Government to practice the Licensed Patents worldwide.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On May 7, 2026, the Company issued a press release announcing the execution of the License Agreement.

The furnishing of the press release is not an admission as to the materiality of any information therein. The information contained in the press release is summary information that is intended to be considered in the context of more complete information included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and other public announcements that the Company has made and may make from time to time by press release or otherwise. The Company undertakes no duty or obligation to update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosures.

The information in this Item 7.01 of this Current Report on Form 8-K and the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 and in the press release shall not be incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1

Exclusive Patent License Agreement (No. NLICENSE-NAWCWDCL-26-027), dated May 5, 2026, between DarkPulse, Inc. and the United States of America as represented by the Secretary of the Navy (Naval Air Warfare Center Weapons Division)

99.1	Press release dated May 7, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DarkPulse, Inc.

Date: May 7, 2026	By:	/s/ Dennis O’Leary
Dennis O’Leary, Chief Executive Officer

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